Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FuelCell Energy, Inc.:

We consent to the use of our report dated January 17, 2012, with respect to the consolidated balance sheets of FuelCell Energy, Inc. and subsidiaries as of October 31, 2011 and 2010 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2011 and the effectiveness of internal control over financial reporting as of October 31, 2011, incorporated by reference herein.

/s/ KPMG LLP

KPMG LLP

Hartford, Connecticut

April 27, 2012